                                                                   Exhibit 11

                               USCS INTERNATIONAL, INC.
                          COMPUTATION OF PER SHARE EARNINGS
                         (In thousands except per share data)


                                              Three months ended                Nine months ended
                                                September 30,                     September 30,
                                        -------------------------------    ----------------------------
                                            1998             1997              1998           1997
                                        --------------   --------------    -------------   ------------
Weighted average number of
common shares outstanding
during the period                              23,305           23,291           23,232         23,180

Common stock equivalents
considered to be outstanding
for the periods presented                       1,020            1,147              852          1,113
                                        -------------    -------------     ------------    -----------
                                               24,325           24,438           24,084         24,293

Net income                                   $     58       $    5,791       $   13,118       $ 16,446

Earnings per share
  Basic                                      $      -            $0.25            $0.56          $0.71
  Diluted                                    $      -            $0.24            $0.54          $0.68






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